Exhibit 99.1

Contact: Drew Babin, CFA
Senior Managing Director – Corporate Communications
Medical Properties Trust, Inc.
(646) 884-9809
dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS FIRST QUARTER RESULTS

Per Share Net Income of $0.28 and Normalized FFO of $0.42 in First Quarter

Per Share NFFO Growth Exceeding 13% Compared to Prior-Year Quarter

Year-to-Date Investments of Approximately $1.6 Billion

Birmingham, AL – April 29, 2021 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the first quarter ended March 31, 2021 as well as certain events occurring subsequent to quarter end.

•	Net income of $0.28 and Normalized Funds from Operations (“NFFO”) of $0.42 for the 2021 first quarter on a per diluted share basis, well in line with portfolio run-rate guidance;

•	Closed in January on the previously disclosed £800 million real estate investment in behavioral health properties in the UK operated by Priory Group (“Priory”);

•	Issued £850 million in senior notes due 2026 and 2030 at a blended rate of 2.9% with proceeds used to permanently fund the Priory acquisitions;

•

Completed a follow-on equity offering generating net proceeds of $711 million and sold approximately 8.0 million common shares from early March through the Company’s “at-the-market” program for additional net proceeds of approximately $173 million;

•	Hospital tenants uniformly reporting continued strong operating and financial performance.

“The rapid pace of accretive growth we have created in recent years is showing no signs of slowing,” said Edward K. Aldag, Jr., MPT’s Chairman, President, and Chief Executive Officer. “The positive attention brought to the need for hospitals during the COVID pandemic worldwide, and the essential role of MPT’s tenants has never been so clear. Demand for our capital is strong, and our proven ability to execute large, complex transactions continues to give us a strong competitive advantage in this rapidly expanding market.”

Mr. Aldag continued, “Our operators are well-capitalized, and their fundamentals returned to very close to normalized levels more than nine months ago and remain there today. We have observed that these levels of operations are consistent with recently reported quarterly results of the top publicly held operators in the nation.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income, and reconciliations of net income to NFFO, all on a basis comparable to 2020 results, and reconciliations of total assets to pro forma total gross assets and total revenues to total adjusted revenues.

PORTFOLIO UPDATE

During and subsequent to the first quarter, MPT continued to execute on accretive acquisitions.

MPT expects to replace the £800 million Priory real estate loan with sale-leaseback transactions involving 35 properties by the end of the second quarter, at which time the Company will begin to recognize a GAAP investment yield of 8.6%.

Through today, MPT made additional investments of approximately $158 million and $335 million, respectively, in its tenants Swiss Medical Network and Steward Health Care System (“Steward”). Swiss Medical, the Company’s tenant through its Infracore investment, is the second largest private operator of hospitals in Switzerland, a nation known for world-class healthcare delivery and an affluent, aging population. At an attractive investment entry point, MPT stands to benefit from greater alignment with Infracore and Swiss Medical, additional insight into the Swiss hospital system, and desirable real estate opportunities as Swiss Medical continues to consolidate a fragmented hospital landscape.

Proceeds of the $335 million loan to Steward were used to redeem a similarly sized convertible loan from Steward’s former private equity sponsor. Terms include opportunities for attractive participation in the value of Steward’s growth as it demonstrates fundamental success consistent with recent reports from public hospital operators. Pursuant to its existing 9.9% equity interest in Steward and a direct realization of the operational strength noted above, MPT received cash distributions during the quarter of $11.0 million.

The Company has pro forma total gross assets of approximately $20.9 billion, including $15.2 billion in general acute care hospitals, $2.1 billion in inpatient rehabilitation hospitals, $1.7 billion in behavioral health facilities, $0.3 billion in long-term acute care hospitals, and $0.3 billion in freestanding emergency room and urgent care properties. MPT’s portfolio, pro forma for the transactions described herein, includes 425 properties representing roughly 44,000 licensed beds across the United States and in Germany, the United Kingdom, Switzerland, Italy, Spain, Portugal, Australia, and Colombia. The properties are leased to or mortgaged by 51 hospital operating companies. MPT continues to work with existing and new operators in the U.S. and abroad on numerous opportunities.

OPERATING RESULTS AND OUTLOOK

Net income for the first quarter ended March 31, 2021 was $164 million (or $0.28 per diluted share) compared to $81 million (or $0.15 per diluted share) in the year earlier period.

NFFO for the first quarter ended March 31, 2021 was $244 million ($0.42 per diluted share) compared to $191 million ($0.37 per diluted share) in the year earlier period.

Based on year-to-date transactions, including the Priory sale-leaseback transaction, along with an assumed capital structure resulting in a net debt to EBITDA ratio between 5.0 and 6.0 times, MPT expects an annual run-rate of $1.14 to $1.18 per diluted share for net income and $1.72 to $1.76 per diluted share for NFFO. Included in the annual run-rate estimate but not included in annualized actual results for the first quarter are timing adjustments related to investment and capital markets transactions closed during the quarter, the annualized difference between the 8.6% Priory GAAP lease rate and the current loan interest rate, and the aggregate earnings contribution from two hospitals under development and various expansion projects where rent has not yet commenced. While interest income from the £250 million non-real estate acquisition loan related to the Priory transaction was included in first quarter actual results, it is not included in annual run-rate guidance due to its temporary nature.

These estimates do not include the effects, if any, of unexpected real estate operating costs, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. Moreover, these estimates do not provide for the impact on MPT or its tenants and borrowers from the global COVID-19 pandemic. These estimates may change if the Company acquires or sells assets in amounts that are different from estimates, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, other operating expenses vary, income from equity investments vary from expectations, or existing leases or loans do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, April 29, 2021 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended March 31, 2021. The dial-in numbers for the conference call are 844-535-3969 (U.S. and Canada) and 409-937-8903 (International); both numbers require passcode 9845178. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion through May 13, 2021. Dial-in numbers for the replay are 855-859-2056 and 404-537-3406 for U.S./Canada and International callers, respectively. The replay passcode for all callers is 9845178.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospitals with 425 facilities and roughly 44,000 licensed beds in nine countries and across four continents on a pro forma basis. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”,

“guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including governmental assistance to hospitals and healthcare providers, including certain of our tenants; (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual run-rate net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets or movements in currency exchange rates; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for federal and state income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to comply with applicable laws, rules and regulations in the operation of the our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xv) potential environmental contingencies and other liabilities; and (xvi) the closing of the Priory sale-leaseback transaction.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and as updated in our quarterly reports on Form 10-Q. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

# # #

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	March 31, 2021	December 31, 2020
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$12,107,170	$12,078,927
Investment in financing leases	2,021,480	2,010,922
Mortgage loans	1,324,865	248,080

Gross investment in real estate assets	15,453,515	14,337,929
Accumulated depreciation and amortization	(903,798)	(833,529)

Net investment in real estate assets	14,549,717	13,504,400
Cash and cash equivalents	746,753	549,884
Interest and rent receivables	44,558	46,208
Straight-line rent receivables	545,385	490,462
Equity investments	1,080,214	1,123,623
Other loans	1,522,666	858,368
Other assets	256,382	256,069

Total Assets	$18,745,675	$16,829,014

Liabilities and Equity
Liabilities
Debt, net	$9,999,538	$8,865,458
Accounts payable and accrued expenses	445,595	438,750
Deferred revenue	21,533	36,177
Obligations to tenants and other lease liabilities	158,799	144,772

Total Liabilities	10,625,465	9,485,157
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 583,109 shares at March 31, 2021 and 541,419 shares at December 31, 2020	583	541
Additional paid-in capital	8,252,966	7,461,503
Distributions in excess of net income	(71,071)	(71,411)
Accumulated other comprehensive loss	(66,720)	(51,324)
Treasury shares, at cost	(777)	(777)

Total Medical Properties Trust, Inc. Stockholders’ Equity	8,114,981	7,338,532
Non-controlling interests	5,229	5,325

Total Equity	8,120,210	7,343,857

Total Liabilities and Equity	$18,745,675	$16,829,014

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended
	March 31, 2021	March 31, 2020
Revenues
Rent billed	$213,344	$171,767
Straight-line rent	54,873	31,421
Income from financing leases	50,894	52,436
Interest and other income	43,654	38,508

Total revenues	362,765	294,132
Expenses
Interest	86,972	80,899
Real estate depreciation and amortization	75,642	60,921
Property-related	5,453	5,412
General and administrative	36,073	33,385

Total expenses	204,140	180,617
Other income (expense)
Gain on sale of real estate	989	1,325
Real estate impairment charges	—	(19,006)
Earnings from equity interests	7,101	4,079
Debt refinancing and unutilized financing costs	(2,269)	(611)
Other (including mark-to-market adjustments on equity securities)	7,794	(14,135)

Total other income (expense)	13,615	(28,348)

Income before income tax	172,240	85,167
Income tax expense	(8,360)	(4,010)

Net income	163,880	81,157
Net income attributable to non-controlling interests	(97)	(165)

Net income attributable to MPT common stockholders	$163,783	$80,992

Earnings per common share - basic and diluted:
Net income attributable to MPT common stockholders	$0.28	$0.15

Weighted average shares outstanding - basic	576,240	521,076
Weighted average shares outstanding - diluted	577,541	522,179

Dividends declared per common share	$0.28	$0.27

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended
	March 31, 2021	March 31, 2020
FFO information:
Net income attributable to MPT common stockholders	$163,783	$80,992
Participating securities’ share in earnings	(370)	(464)

Net income, less participating securities’ share in earnings	$163,413	$80,528
Depreciation and amortization	88,536	70,502
Gain on sale of real estate	(989)	(1,325)
Real estate impairment charges	—	19,006

Funds from operations	$250,960	$168,711
Write-off (recovery) of straight-line rent and other	(5,238)	6,740
Non-cash fair value adjustments	(4,065)	14,195
Tax rate change	—	977
Debt refinancing and unutilized financing costs	2,269	611

Normalized funds from operations	$243,926	$191,234
Share-based compensation	12,264	10,036
Debt costs amortization	4,009	3,409
Rent deferral, net	803	—
Straight-line rent revenue and other	(67,275)	(49,614)

Adjusted funds from operations	$193,727	$155,065

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.28	$0.15
Depreciation and amortization	0.15	0.13
Gain on sale of real estate	—	—
Real estate impairment charges	—	0.04

Funds from operations	$0.43	$0.32
Write-off (recovery) of straight-line rent and other	(0.01)	0.02
Non-cash fair value adjustments	—	0.03
Tax rate change	—	—
Debt refinancing and unutilized financing costs	—	—

Normalized funds from operations	$0.42	$0.37
Share-based compensation	0.02	0.02
Debt costs amortization	0.01	—
Rent deferral, net	—	—
Straight-line rent revenue and other	(0.11)	(0.09)

Adjusted funds from operations	$0.34	$0.30

Notes:

(A)

Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with the activity of all of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income.

(B)

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) non-cash revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Annual Run-Rate Guidance Reconciliation

(Unaudited)

	Annual Run-Rate Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$1.14	$1.18
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$1.14	$1.18
Depreciation and amortization	0.58	0.58

Funds from operations	$1.72	$1.76
Other adjustments	—	—

Normalized funds from operations	$1.72	$1.76

(1)

The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.

Pro Forma Total Gross Assets

(Unaudited)

(Amounts in thousands)	March 31, 2021	December 31, 2020
Total Assets	$18,745,675	$16,829,014
Add:
Real estate commitments on new investments(1)	157,630	1,901,087
Unfunded amounts on development deals and commenced capital improvement projects(2)	114,129	166,258
Accumulated depreciation and amortization	903,798	833,529
Incremental gross assets of our joint ventures(3)	1,211,206	1,287,077
Proceeds from new debt and equity subsequent to period-end	—	1,479,961
Less:
Cash used for funding the transactions above(4)	(271,759)	(2,067,345)

Pro Forma Total Gross Assets(5)	$20,860,679	$20,429,581

(1)

The 2021 column reflects our investment in Swiss Medical Network on April 16, 2021. The 2020 column reflects investments made in 2021, including the acquisition of 35 facilities in the United Kingdom on January 19, 2021.

(2)

Includes $53.6 million and $65.5 million of unfunded amounts on ongoing development projects and $60.5 million and $100.8 million of unfunded amounts on capital improvement projects and development projects that have commenced rent, as of March 31, 2021 and December 31, 2020, respectively.

(3)	Adjustment to reflect our share of our joint ventures’ gross assets.
(4)	Includes cash available on-hand plus cash generated from activities subsequent to period-end including proceeds from new debt, equity or loan repayments, if any.
(5)

Pro forma total gross assets is total assets before accumulated depreciation/amortization and assumes all real estate commitments on new investments and unfunded amounts on development deals and commenced capital improvement projects are fully funded using cash on hand (if available). We believe pro forma total gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our commitments close and our other commitments are fully funded.

Adjusted Revenues

(Unaudited)

(Amounts in thousands)	For the Three Months Ended March 31, 2021
Total revenues	$362,765
Revenue from real estate properties owned through joint venture arrangements	31,652

Total adjusted revenues(1)	$394,417

(1)

Adjusted revenues are total revenues adjusted for our pro rata portion of similar revenues in our real estate joint venture arrangements. We believe adjusted revenue is useful to investors as it provides a more complete view of revenue across all of our investments and allows for better understanding of our revenue concentration.